Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on March 26, 2018, by and between Red Violet, Inc., a Delaware corporation (the “Company”) and the individual identified on Exhibit A, attached hereto (the “Executive”) and is effective as of the Effective Date (as hereinafter defined).

RECITALS

WHEREAS, the Company desires to retain the services of Executive pursuant to the terms and conditions set forth herein and Executive desires to become employed by the Company on such terms and conditions; and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

AGREEMENT

1.    Term of Agreement. This Agreement will be effective on the Effective Date. The term shall be for the period set forth on Exhibit A attached hereto (the “Term”).

2.    Position and Duties. During the Term, the Executive shall serve the Company in the position and perform the duties as are set forth on Exhibit A attached hereto.

3.    Full Business Time and Attention. Except as otherwise set forth in this Agreement, the Executive shall (a) devote his full business time, attention, skill and energy exclusively to the duties and responsibilities of his position; (b) service the Company faithfully, diligently and to the best of his ability; (c) use his best efforts to promote the success of the Company; and (d) cooperate fully with the Company’s Board of Directors (the “Board”) in the advancement of the Company’s best interests to assure full and efficient performance of his duties hereunder. Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. Executive shall act in accordance in all material respects with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

4.    Board Membership. In addition to his employment hereunder, Executive is also serving on the Company’s Board. Executive’s membership or continued membership on the Company’s Board shall be determined solely in accordance with the bylaws of the Company and shall not be affected by this Agreement. In the event Executive’s employment hereunder is terminated prior to the expiration of Executive’s then-current schedule term as a member of the Board, Executive shall be permitted to remain as a non-employee member of the Board (but not as an executive or other employee of the Company) through the end of such term (and thereafter, if re-elected to the Board in accordance with the Company’s bylaws); provided, however, that except as set forth in this Agreement, Executive shall not be entitled to any compensation hereunder following the expiration of the Term, and Executive’s compensation after the end of the Term shall generally be limited solely to any compensation normally paid by the Company to non-employee directors. Conversely, in the event Executive’s membership on the Board ceases prior to the expiration of the Term, such cessation of Board service shall not affect Executive’s employment hereunder.

5.    Compensation and Benefits. During the Term:

(a)    Base Salary. The Executive shall be paid the annual base salary set forth on Exhibit A attached hereto, or such greater amount as may be determined by the Company from time to time in its sole discretion, payable in equal periodic installments according to the Company’s customary payroll practices, but not less frequently than monthly (the “Base Salary”). The Base Salary may be increased but not decreased without the Executive’s written consent.

(b)    Benefits. The Executive shall, during the Term, be eligible to participate, commensurate with the Executive’s position, in such retirement, life insurance, hospitalization, major medical, fringe and other Executive benefit plans that the Company generally maintains for its full-time Executives (collectively, the “Benefits”). Notwithstanding the foregoing, the Company may discontinue or terminate at any time any Executive benefit plan, policy or program now existing or hereafter adopted and will not be required to compensate the Executive for such discontinuance or termination; provided, however, that the Company shall be required to offer to the Executive any rights or benefits extended to other Executives in the event of termination of such plans or benefits, including, but not limited to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Executive shall be entitled to four (4) weeks of paid vacation during each calendar year, to be taken during such calendar year at times selected by Executive, as well as paid holidays and personal days according to Company policy in effect from time to time.

(c)    Bonus. The Executive shall be entitled to cash bonuses, commensurate with the Executive’s position, as the Board may determine from time to time.

(d)    Equity Incentive Compensation. The Executive shall be entitled to participate, commensurate with the Executive’s position, in the Company’s incentive compensation plan(s) (i.e., stock/restricted stock units/options/warrants, etc. (each individually or collectively, “Equity Awards”)), pursuant to the Red Violet, Inc. Stock Incentive Plan or such other equity plan or arrangement as may be in effect from time to time (such plan or arrangement hereinafter referred to as the “Plan”). Any Equity Awards shall be documented on an award agreement which shall at least conform to the terms and conditions set forth in this paragraph (the “Award Agreement”). Any Equity Awards shall vest immediately upon: (i) a Change in Control (defined below), (ii) a termination of Executive’s employment by the Company Without Cause, (iii) a termination of employment by Executive for Good Reason, or (iv) Executive’s death or Disability. Shares of the Company’s Common Stock shall be issued with respect to the vested Equity Awards upon the earlier of: (i) a Change in Control, or (ii) Executive’s “separation from service” as defined for purposes of Code Section 409A (the “Delivery Event”); provided, however, that the delivery of shares shall be delayed until the earlier of (A) six (6) months following separation from service, or (B) Executive’s death, if necessary to comply with the requirements of Code Section 409A. All shares underlying vested Equity Awards shall be delivered to Executive upon a Delivery Event regardless as to the reason triggering such Delivery Event (including the reason the Executive’s employment is terminated). This Section 5(d) shall be in addition to and shall not in any way modify, amend or restate any other grant of equity awards, including restricted stock units, made pursuant to this Agreement or to any grant agreement previously executed by Executive.

For purposes hereof, a “Change in Control” shall mean:

(i)    any one (1) person, or more than one (1) person acting as a group, acquires ownership of common stock of the Company or any material subsidiary that, together with common stock held by such person or group, possesses more than fifty percent (50%) of the total fair market value or total voting power of the common stock of the Company or such subsidiary; provided, however, that if any one (1) person, or more than one (1) person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional common stock by the same person or persons will not be considered a Change in Control under this Agreement;

(ii)    during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company or any material subsidiary (the “Board”) (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s or any material subsidiary’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii)    any one (1) person, or more than one (1) person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by the person or persons) assets from the Company or any material subsidiary outside of the ordinary course of business, that have a gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company or such material subsidiary immediately prior to such acquisition or acquisitions. For purposes of this Section, “gross fair market value” means the value of the assets of the Company or any material subsidiary, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change in Control under this Agreement:

(A)    a transfer of assets from the Company or any material subsidiary to a shareholder of the Company (determined immediately before the asset transfer);

(B)    a transfer of assets from the Company or any material subsidiary to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company or such material subsidiary;

(C)    a transfer of assets from the Company or any material subsidiary to a person, or more than one (1) person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding capital stock of the Company or material subsidiary; or

(D)    a transfer of assets from the Company or material subsidiary to an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.

However, to the extent necessary for the Executive to avoid adverse tax consequences under Section 409A of the Internal Revenue Code, and its implementing regulations and guidance, a Change of Control shall not be deemed to occur unless it constitutes a “change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation” under Treas. Reg. Section 1.409A-3(i)(5), as revised from time to time.

(e)    Expenses. The Company shall pay on behalf of the Executive (or reimburse Executive for) reasonable documented expenses incurred by Executive in the performance of his duties under this Agreement and, in accordance with the Company’s existing policies and procedures pertaining to the reimbursement of expenses to Executives in general. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Section 5(e) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (as defined below): (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

6.    Termination of Employment.

(a)    By the Company. The Company may terminate this Agreement and Executive’s employment, for the following reasons:

(i)    Death. Executive’s employment and this Agreement shall terminate immediately upon the death of the Executive.

(ii)    Disability. The Company may terminate this Agreement and the Executive’s employment with the Company immediately upon a determination of Disability. For purposes of this Agreement the Executive has a “Disability” if, for physical or mental reasons, the Executive is unable to perform the essential duties required of the Executive under this Agreement, even with a reasonable accommodation, for a period of six (6) consecutive months or a period of one hundred eighty (180) days during any twelve (12) month period, as determined by an independent medical professional mutually acceptable to the parties. Executive shall submit to a reasonable number of examinations by the independent medical professional making the determination of Disability.

(iii)    For Cause. The Company may terminate this Agreement and the Executive’s employment with the Company at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (1) Executive’s conviction of or plea of guilty or nolo contendere to a felony which involves moral turpitude or results in material harm to the Company, (2) Executive’s fraud against the Company, theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or any breach of fiduciary duty owed to the Company, or engagement in misconduct that is materially injurious to the Company, including any violation of any of the restrictions set forth in the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement as entered into between the Executive and the Company (the “Restrictive Covenant Agreement”), (3) Executive’s gross negligence of his duties or willful misconduct in the performance of his duties under this Agreement, and (4) Executive’s material breach of this Agreement and failure to cure such breach within thirty (30) days after the receipt of written notice of such breach from Company. For purposes of this Section, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company (or any act which the Executive omits to do because of the Executive’s reasonable belief that such act would violate law or the Company’s standards of ethical conduct in its corporate policies) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause unless and until (A) within a reasonable period of time prior to the Board meeting at which the Board will determine whether Cause exists, the Executive is provided written notice of such meeting and, unless prohibited by law, a reasonable opportunity to review prior to such meeting all information to be presented to the Board with respect to whether Cause exists, (B) the Executive is afforded the opportunity, together with counsel for the Executive, to be heard before the Board, (C) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose finding that, in the good faith opinion of the Board, the Executive committed the conduct that constitutes Cause and specifying the particulars thereof in detail, and (D) if the conduct or act alleged to provide grounds for the Executive’s termination for Cause is curable in the discretion of the Board, the Executive has not cured such conduct within thirty (30) days from the date of receiving a copy of the resolution adopted by the Board.

(iv)    Without Cause or Refusal to Accept Assignment. Notwithstanding anything in this Agreement to the contrary, the Company may terminate this Agreement and the Executive’s employment at any time during the Term without Cause for any reason or no reason at all upon ninety (90) days’ prior written notice to Executive. In the event any successor of the Company refuses to accept assignment of this Agreement, then this Agreement shall be deemed terminated without Cause.

(b)    By Executive. The Executive may terminate this Agreement and his employment with the Company, for the following reasons:

(i)    For Any Reason. The Executive may terminate this Agreement and his employment hereunder at any time for any reason or for no reason at all; provided, however, that the Executive provides the Company with at least sixty (60) days (“Executive Termination Period”) prior written notice.

(ii)    For Good Reason. The Executive may terminate this Agreement and his employment hereunder for “Good Reason” (as hereinafter defined). “Good Reason” for purposes of this Agreement means the occurrence of any of the following without the Executive’s written consent: (i) a material reduction in the Executive’s Base Salary as in effect immediately prior to such reduction; (ii) a material adverse change in the Executive’s title, duties or responsibilities; (iii) a relocation of Executive’s principal office by more than fifty (50) miles from the Company’s office in Boca Raton, Florida; or (iv) any material breach of this Agreement by Company. The Company and Executive agree that “Good Reason” shall not exist unless and until Executive provides the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of Executive’s knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. Executive must terminate employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

(c)    Compensation Upon Termination.

(i)    Death. Upon termination of this Agreement due to the Executive’s death, the Company shall pay to the Executive’s estate the Executive’s Base Salary accrued through the date of the Executive’s death. Upon payment to the Executive of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Executive under this Agreement, except as required by applicable law or any Award Agreement.

(ii)    Disability. Upon termination of this Agreement due to the Executive’s Disability, the Company shall pay to the Executive the Executive’s Base Salary and Benefits accrued through the date of the determination of the Executive’s Disability. Upon payment to the

Executive of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Executive under this Agreement, except as required by applicable law or any Award Agreement.

(iii)    For Cause. Upon termination of this Agreement for Cause, the Company shall pay to the Executive the Executive’s Base Salary and Benefits accrued through the date of the Executive’s termination. Upon payment to the Executive of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Executive under this Agreement, except as required by applicable law.

(iv)    Without Cause or Refusal to Accept Assignment. In the event the Company terminates this Agreement without Cause or any successor of the Company refuses to accept assignment of this Agreement, the Company shall pay to the Executive the greater of (x) the Executive’s Base Salary for the remainder of the Term in accordance with the Company’s payroll practices in effect from time to time and (y) two (2) years of the Executive’s Base Salary in accordance with the Company’s payroll practices in effect from time to time, provided, however, the Executive is not in violation of the Restrictive Covenant Agreement. Upon payment to the Executive of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Executive under this Agreement, except as required by applicable law or any Award Agreement.

(v)    For Any Reason. In the event the Executive terminates this Agreement and his employment with the Company for any reason during the Term, the Company shall pay to the Executive the Executive’s Base Salary and Benefits through the date of the expiration of the Executive Termination Period. Upon payment to the Executive of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Executive under this Agreement, except as required by applicable law.

(vi)    For Good Reason. If the Executive terminates this Agreement and his employment for Good Reason, the Company shall pay to the Executive the greater of (x) the Executive’s Base Salary for the remainder of the Term in accordance with the Company’s payroll practices in effect from time to time and (y) two (2) years of the Executive’s Base Salary in accordance with the Company’s payroll practices in effect from time to time, provided, however, the Executive is not in violation of the Restrictive Covenant Agreement. Upon payment to the Executive of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Executive under this Agreement, except as required by applicable law or any Award Agreement.

7.    Indemnification. Notwithstanding anything to the contrary herein, including, without limitation, Section 6(c) of this Agreement, to the fullest extent permitted by the law, the Company will indemnify, defend and hold Executive harmless from and against any and all third-party claims, demands, investigations, actions, suits, proceedings, awards and/or judgments, including reasonable costs and attorneys’ fees, when and as incurred by Executive arising out of or related to the operations, business, or affairs of or any act or failure to act on behalf of the Company, any of its subsidiaries, directors or shareholders, or any of their respective affiliates during the course of his employment with the Company (even if the action or investigation is brought post Executive’s termination) and/or in his capacity as an Executive of the Company, except to the extent that any of the foregoing is determined by final, nonappealable order of a court of competent jurisdiction to have been primarily caused by the bad faith, gross negligence, willful or intentional misconduct, knowing violation of law or criminal activity of such Executive. The Company shall obtain coverage for the Executive under an insurance policy covering the Company’s directors and officers against claims set forth herein if such coverage for Executive is possible at reasonable cost; provided, however, that it is understood and agreed that the Company’s obligation to indemnify the Executive as set forth in this Section 7 shall not be affected by the Company’s ability or inability to obtain such insurance coverage. The Company’s obligations under this Section 7 shall survive the termination or expiration of this Agreement. The indemnification provided in this Section 7 shall not be deemed exclusive and shall be in addition to any other indemnification rights and/or remedies to which the Executive might be entitled to under the law, another agreement or otherwise.

8.    Covenant Not to Compete. In recognition of the need of the Company to protect its goodwill and legitimate business interests, Executive agrees that the terms and conditions of the Restrictive Covenant Agreement, is hereby incorporated into this Agreement. Notwithstanding the foregoing, Executive’s covenants in the Restrictive Covenant Agreement are independent covenants and any claim by Executive against the Company under this Agreement or otherwise shall not excuse Executive’s obligations under the Restrictive Covenant Agreement. If Executive’s employment with the Company expires or is terminated, this Agreement shall continue in full force and effect to the extent necessary or appropriate to enforce the Executive’s obligations and agreements under the Restrictive Covenant Agreement.

9.    Notice. Any notice required or desired to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Company:	Red Violet, Inc. 2650 North Military Trail, Suite 300 Boca Raton, Florida 33431

If to Executive:	Derek Dubner 3130 St. Annes Drive Boca Raton, Florida 33496

Notice shall be deemed given on the date it is deposited in the United States mail, first class postage prepaid and addressed in accordance with the foregoing, or the date otherwise delivered in person, whichever is earlier. The address to which any notice must be sent may be changed by providing written notice in accordance with this Section 9.

10.    General Provisions.

(a)    Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may only be altered or amended by mutual written consent of the Company and the Executive.

(b)    Applicable Law. This Agreement shall be governed in accordance with the laws of the State of Florida regardless of the conflict of laws rules or statutes of any jurisdiction.

(c)    Successors and Assigns. This Agreement will be binding upon the Executive’s heirs, executors, administrators or other legal representatives or assigns. This Agreement will not be assignable by the Executive, but shall be assigned by the Company in connection with the sale, lease, license, assignment, merger, consolidation, share exchange, liquidation, transfer, conveyance or other disposition (whether direct or indirect) of all or substantially all of its business and/or assets in one or a series of related transactions (individually and/or collectively, a “Fundamental Transaction”). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Employment Agreement. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Employment Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Employment Agreement with the same effect as if such Successor Entity had been named as the Company herein.

(d)    No Waiver. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party under this Agreement to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(e)    Section Headings, Construction. The headings used in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In no event shall the terms or provisions hereof be construed against any party on the basis that such party or counsel for such party drafted this Agreement or the attachments hereto.

(f)    Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(g)    Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

(h)    Opportunity to Review. The Executive represents that the Executive has been provided with an opportunity to review the terms of the Agreement with legal counsel.

(i)    Compliance with Code Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to the Executive’s “termination” or “termination of employment” shall mean the Executive’s “separation from service” as defined in Code Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified Executive” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first day of the seventh (7th) month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive’s death. Nothing herein shall be construed as a guarantee of any particular tax treatment to Executive and the Company shall have no liability to the Executive with respect to any penalties that might be imposed on the Executive by Code Section 409A for any failure of this Agreement or otherwise.

(j)    Attorneys’ Fees. In any action or proceeding (including any appeals) brought to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees and costs.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

RED VIOLET, INC.

By:	/s/ James Reilly

Name:	James Reilly
Title:	President

EXECUTIVE

/s/ Derek Dubner Derek Dubner

EXHIBIT A

1.	Effective Date: March 26, 2018

2.	Executive Name: Derek Dubner

3.	Position: Chief Executive Officer

4.	Duties: As determined by the Board

5.	Location of Employment: Boca Raton, Florida

6.	Term: Commencing on the Effective Date and ending March 26, 2021 (the “Term Expiration Date”); provided, that, upon the Term Expiration Date this Agreement shall automatically renew for successive one (1) year terms, unless either party provides written notice to the other no less than one hundred twenty (120) days prior to the commencement of each such renewal term setting forth a desire to terminate this Agreement. Termination of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the termination of this Agreement and the termination of the Executive’s employment with the Company.

Base Salary: $331,748 per annum